EXHIBIT 11.1


                           THE CHARLES SCHWAB CORPORATION

                 Computation of Earnings per Common Equivalent Share
                      (In thousands, except per share amounts)
                                     (Unaudited)


                                                    Three Months Ended         Six Months Ended
                                                         June 30,                   June 30,
                                                     1994         1993         1994         1993
                                                     ----         ----         ----         ----

Net Income                                         $32,159      $31,603      $70,349      $66,995
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Shares
    Weighted average number of common
        shares outstanding                          56,598       57,504       56,786       57,397
    Common stock equivalent shares
        related to option plans                      1,755        1,799        1,791        1,747
- - -------------------------------------------------------------------------------------------------
    Weighted average number of common and
        common equivalent shares outstanding        58,353       59,303       58,577       59,144
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Earnings per Common Equivalent Share               $   .55      $   .53      $  1.20      $  1.13
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